Exhibit 99.1

ATI Announces Sale of Titanium Investment Castings Business

Strategic Portfolio Optimization Action Will Drive Improved Financial Results

PITTSBURGH--(BUSINESS WIRE)--June 4, 2019--Allegheny Technologies Incorporated (NYSE: ATI) today announced it has reached a definitive agreement to sell its Cast Products business to Consolidated Precision Products Corp. (CPP) of Cleveland, OH. CPP operates 16 global facilities manufacturing products primarily for the aerospace, defense and industrial industries and is a portfolio company of Warburg Pincus, a leading global private equity firm. The transaction, subject to customary regulatory approvals, is expected to close in the early part of the third quarter 2019.

The ATI Cast Products business unit is part of the High Performance Materials & Components (HPMC) segment. It produces titanium investment castings that are primarily used by aerospace & defense OEMs in the production of commercial jet airframes and engines. A post-casting machining facility in Salem, OR will remain with ATI and provide services to CPP and others.

“We continue to actively evaluate our business portfolio to ensure that we are focused on the businesses that offer ATI the best combination of growth, profitability, and corporate synergies,” said Robert S. Wetherbee, President and Chief Executive Officer.

“ATI’s HPMC segment is at its best when we couple our materials science expertise and extensive forging experience to produce critical jet engine components in our world-class production facilities,” said John Sims, Executive Vice President, HPMC Segment. “ATI’s Cast Products business is a good fit for CPP’s aerospace and industrial focused business portfolio.”

The gross cash proceeds will be used to further ATI’s capital deployment priorities, principally focused on improving its balance sheet by reducing corporate debt levels and funding its pension obligations, as well as building its strategic cash reserves over time. ATI’s third quarter 2019 results will likely include a modest gain from this transaction.

Lazard acted as the exclusive financial advisor to ATI for this transaction.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve-month period ended March 31, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
www.ATImetals.com

Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com